EXHIBIT 99.1

TERMINATION OF JOINT FILING AGREEMENT

August 17, 2020

Each of the undersigned is a party to that certain Joint Filing Agreement, dated May 11, 2020 (the “Joint Filing Agreement”). Each of the undersigned hereby agrees that the Joint Filing Agreement is terminated effective immediately.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Termination of Joint Filing Agreement to be executed as of the day and year first above written.

/s/ Bryant L. Keil
Bryant L. Keil

/s/ Neil Luthra
Neil Luthra

KGT Investments, LLC

By:	/s/ Mahmood Khimji
Name:	Mahmood Khimji
Title:	Manager

Vann A. Avedisian Trust U/A 8/29/85

By:	/s/ Vann A. Avedisian
Vann A. Avedisian, Trustee

Intrinsic Investment Holdings, LLC

By:	/s/ Vann A. Avedisian
Vann A. Avedisian,
Managing Member

The Khimji Foundation

By:	/s/ Mahmood Khimji
Name:	Mahmood Khimji
Title:	Trustee